EXHIBIT 10.1

BARRETT BUSINESS SERVICES, INC.
SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS

As of January 1, 2024, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the "Company"), include an annual retainer of $65,000 ($155,000 for the Chairman of the Board) payable in cash in monthly installments. Committee chairs receive an annual cash retainer, payable in monthly installments, as follows: chair of Audit and Compliance Committee, $15,000; chair of Compensation Committee, $10,000; chair of Risk Management Committee, $10,000; and chair of Corporate Governance and Nominating Committee, $10,000. Committee members receive an annual cash retainer, payable in monthly installments, as follows: Audit and Compliance Committee, $7,500; Compensation Committee, $5,000; Risk Management Committee, $5,000; and Corporate Governance and Nominating Committee, $5,000.

The compensation arrangements also contemplate that each non-employee director in office on July 1, 2024, will be granted an award of restricted stock units ("RSUs") under the Company's Amended and Restated 2020 Stock Incentive Plan with a grant date fair value of approximately $100,000, based on the closing sale price of the Company’s common stock on that date. The 2024 RSU awards will vest in full on July 1, 2025, provided that the grantee continues to serve as a director through that date.